Exhibit 99

VIACOM REPORTS RESULTS FOR DECEMBER QUARTER
New York, NY, February 9, 2016 - Viacom Inc. (NASDAQ: VIAB, VIA) today reported financial results for the first quarter of fiscal 2016 ended December 31, 2015.
Fiscal Year 2016 Results

(in millions, except per share amounts)	Quarter Ended December 31		B/(W)
	2015	2014	2015 vs. 2014

Revenues	$3,154	$3,344	(6)%
Operating income	839	935	(10)
Adjusted operating income*	839	959	(13)
Net earnings attributable to Viacom	449	500	(10)
Adjusted net earnings attributable to Viacom*	470	538	(13)
Diluted EPS	1.13	1.20	(6)
Adjusted diluted EPS*	$1.18	$1.29	(9)%

* Adjusted measures referenced in this release are detailed in the Supplemental Disclosures at the end of this release.

Philippe Dauman, Executive Chairman, President and Chief Executive Officer of Viacom, said, “As the media industry continues to evolve quickly, Viacom is generating sustainable opportunities using great new content, innovative technology, marketing and data applications, along with the benefits of our substantial footprint in key international growth markets. Our investments in new content have led to higher ratings at most of our networks, including VH1, Spike, BET, TV Land, CMT and Nick at Nite, as well as Nickelodeon, which recaptured its lead as the top network for kids 2 to 11. In addition, we saw significant sequential improvement in domestic advertising sales, due to the success of our new programming and our highly-desirable new advertising products. Paramount is off to a strong start in 2016, with a promising and diverse film lineup throughout the year, and our Paramount Television unit is also thriving.
"2015 was a challenging year operationally as we redesigned ourselves and adapted to significant industry disruption. Our first fiscal quarter of 2016 reflected these challenges. However, our revitalized organization and our investments in content, technology and strategic innovation are now beginning to bear fruit. Although our industry continues to face headwinds, we expect our positive momentum to continue and build throughout the year."

Revenues

(in millions)	Quarter Ended December 31		B/(W)
	2015	2014	2015 vs. 2014

Media Networks	$2,565	$2,654	(3)%
Filmed Entertainment	612	720	(15)
Eliminations	(23)	(30)	NM
Total Revenues	$3,154	$3,344	(6)%

NM - Not Meaningful

Quarterly revenues declined 6% to $3.15 billion. Media Networks revenues declined 3% to $2.57 billion. Absent an unfavorable 1% impact of foreign exchange, Media Networks revenues decreased 2%. Domestic advertising revenues declined 4%, as pricing increases were more than offset by a decline in traditional ratings at some of our networks. Worldwide advertising revenues decreased 3%, reflecting an unfavorable 1% impact of foreign exchange. International advertising revenues declined 2%, driven by an 8% adverse effect of foreign exchange. Absent the impact of foreign exchange, international advertising revenues increased 6%, driven principally by growth in Europe. Domestic affiliate revenues were substantially flat due to the impact from the timing of product available under certain distribution agreements. International affiliate revenues decreased 6%, driven by a 9% unfavorable impact of foreign exchange. Absent the impact of foreign exchange, international affiliate revenues increased 3%.
Filmed Entertainment revenues decreased by 15% to $612 million, as an increase in license fees was more than offset by declines in theatrical and home entertainment revenues. Excluding foreign exchange, which had a 3% unfavorable impact, worldwide revenues declined 12%. Worldwide theatrical revenues decreased $75 million in the quarter, as carryover revenues decreased $46 million, principally due to an unfavorable comparison with the strong performance of Teenage Mutant Ninja Turtles in the first fiscal quarter of 2015. Worldwide home entertainment revenues decreased $77 million in the quarter, primarily reflecting a comparison with carryover revenues from Transformers: Age of Extinction in the first quarter of 2015. License fees increased 25%, to $237 million in the quarter, primarily driven by the licensing of certain titles for subscription video-on-demand services and television.

Operating Income/(Loss)

(in millions)	Quarter Ended December 31		B/(W)
	2015	2014	2015 vs. 2014

Media Networks	$1,057	$1,104	(4)%
Filmed Entertainment	(146)	(60)	(143)
Corporate expenses	(50)	(61)	18
Eliminations	4	2	NM
Equity-based compensation	(26)	(26)	—
Adjusted operating income	839	959	(13)
Loss on pension settlement	—	(24)	NM
Operating income	$839	$935	(10)%

NM - Not Meaningful

Quarterly adjusted operating income declined 13% to $839 million, primarily driven by the timing and mix of current quarter Filmed Entertainment releases, as well as lower contributions from films in release across post-theatrical distribution windows. Media Networks adjusted operating income declined 4% to $1.06 billion, driven by the decline in revenues, partially offset by decreased expenses. Absent a 1% adverse impact of foreign exchange, Media Networks adjusted operating income declined 3%. Filmed Entertainment reported an adjusted operating loss of $146 million for the quarter, compared with an operating loss of $60 million in the previous year's quarter.
Quarterly adjusted net earnings attributable to Viacom declined to $470 million. Adjusted diluted earnings per share for the quarter decreased 9% to $1.18. Foreign exchange had an unfavorable $0.02 impact on adjusted diluted EPS.
Debt
At December 31, 2015, total debt outstanding was $12.57 billion, compared with $12.29 billion at September 30, 2015. The Company’s cash balances were $327 million at December 31, 2015, a decrease from $506 million at September 30, 2015.

About Viacom
Viacom is home to premier global media brands that create compelling television programs, motion pictures, short-form content, apps, games, consumer products, social media experiences, and other entertainment content for audiences in 180 countries. Viacom's media networks, including Nickelodeon, Comedy Central, MTV, VH1, Spike, BET, CMT, TV Land, Nick at Nite, Nick Jr., Channel 5 (UK), Logo, Nicktoons, TeenNick and Paramount Channel, reach over 3.5 billion cumulative television subscribers worldwide. Paramount Pictures is a major global producer and distributor of filmed entertainment.
For more information about Viacom and its businesses, visit www.viacom.com. Viacom may also use social media channels to communicate with its investors and the public about the company, its brands and other matters, and those communications could be deemed to be material information. Investors and others are encouraged to review posts on Viacom’s company blog (blog.viacom.com), Twitter feed (twitter.com/viacom) and Facebook page (facebook.com/viacom).
Cautionary Statement Concerning Forward-Looking Statements
This news release contains both historical and forward-looking statements. All statements that are not statements of historical fact are, or may be deemed to be, forward-looking statements. Forward-looking statements reflect our current expectations concerning future results, objectives, plans and goals, and involve known and unknown risks, uncertainties and other factors that are difficult to predict and which may cause future results, performance or achievements to differ. These risks, uncertainties and other factors include, among others: the public acceptance of our brands, programs, motion pictures and other entertainment content on the various platforms on which they are distributed; the impact of inadequate audience measurement on our program ratings, advertising revenues and affiliate fees; technological developments and their effect in our markets and on consumer behavior; competition for content, audiences, advertising and distribution; the impact of piracy; economic fluctuations in advertising and retail markets, and economic conditions generally; fluctuations in our results due to the timing, mix, number and availability of our motion pictures and other programming; the potential for loss of carriage or other reduction in the distribution of our content; changes in the Federal communications or other laws and regulations; evolving cybersecurity and similar risks; other domestic and global economic, business, competitive and/or regulatory factors affecting our businesses generally; and other factors described in our news releases and filings with the Securities and Exchange Commission, including but not limited to our 2015 Annual Report on Form 10-K and reports on Form 10-Q and Form 8-K. The forward-looking statements included in this document are made only as of the date of this document, and we do not have any obligation to publicly update any forward-looking statements to reflect subsequent events or circumstances. If applicable, reconciliations for any non-GAAP financial information contained in this news release are included in this news release or available on our website at http://www.viacom.com.

Contacts
Press:	Investors:
Jeremy Zweig	James Bombassei
Vice President, Corporate Communications and	Senior Vice President, Investor Relations
Corporate Affairs	(212) 258-6377
(212) 846-7503	james.bombassei@viacom.com
jeremy.zweig@viacom.com
Pamela Yi
Director, Investor Relations
(212) 846-7581
pamela.yi@viacom.com

VIACOM INC. CONSOLIDATED STATEMENTS OF EARNINGS (Unaudited)

	Quarter Ended December 31,
(in millions, except per share amounts)	2015	2014

Revenues	$3,154	$3,344
Expenses:
Operating	1,593	1,623
Selling, general and administrative	667	731
Depreciation and amortization	55	55
Total expenses	2,315	2,409
Operating income	839	935
Interest expense, net	(155)	(160)
Equity in net earnings of investee companies	31	33
Other items, net	2	(18)
Earnings before provision for income taxes	717	790
Provision for income taxes	(256)	(277)
Net earnings (Viacom and noncontrolling interests)	461	513
Net earnings attributable to noncontrolling interests	(12)	(13)
Net earnings attributable to Viacom	$449	$500

Basic earnings per share attributable to Viacom	$1.13	$1.22
Diluted earnings per share attributable to Viacom	$1.13	$1.20
Weighted average number of common shares outstanding:
Basic	396.6	410.6
Diluted	398.4	416.1
Dividends declared per share of Class A and Class B common stock	$0.40	$0.33

VIACOM INC. CONSOLIDATED BALANCE SHEETS (Unaudited)

(in millions, except par value)	December 31, 2015	September 30, 2015

ASSETS
Current assets:
Cash and cash equivalents	$327	$506
Receivables, net	3,012	2,807
Inventory, net	808	786
Prepaid and other assets	552	479
Total current assets	4,699	4,578
Property and equipment, net	903	947
Inventory, net	3,766	3,616
Goodwill	11,434	11,456
Intangibles, net	328	340
Other assets	1,232	1,206
Total assets	$22,362	$22,143
LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$289	$506
Accrued expenses	618	748
Participants' share and residuals	913	860
Program obligations	638	703
Deferred revenue	459	481
Current portion of debt	1,073	18
Other liabilities	478	537
Total current liabilities	4,468	3,853
Noncurrent portion of debt	11,494	12,267
Participants' share and residuals	306	351
Program obligations	321	356
Deferred tax liabilities, net	448	150
Other liabilities	1,338	1,348
Redeemable noncontrolling interest	231	219
Commitments and contingencies
Viacom stockholders' equity:
Class A common stock, par value $0.001, 375.0 authorized; 49.5 and 50.1 outstanding, respectively	—	—
Class B common stock, par value $0.001, 5,000.0 authorized; 346.6 and 348.0 outstanding, respectively	—	—

Additional paid-in capital	10,051	10,017
Treasury stock, 400.1 and 398.0 common shares held in treasury, respectively	(20,825)	(20,725)
Retained earnings	15,049	14,780
Accumulated other comprehensive loss	(577)	(534)
Total Viacom stockholders' equity	3,698	3,538
Noncontrolling interests	58	61
Total equity	3,756	3,599
Total liabilities and equity	$22,362	$22,143

SUPPLEMENTAL DISCLOSURES REGARDING NON-GAAP FINANCIAL INFORMATION

The following tables reconcile our results for the quarter ended December 31, 2015 and the quarter ended December 31, 2014 to adjusted results that exclude the impact of certain items identified as affecting comparability. The tax impacts included in these tables have been calculated using the rates applicable to the adjustments presented. We use consolidated adjusted operating income, adjusted net earnings attributable to Viacom and adjusted diluted earnings per share ("EPS"), as applicable, among other measures, to evaluate our actual operating performance and for planning and forecasting of future periods. We believe that the adjusted results provide relevant and useful information for investors because they clarify our actual operating performance, make it easier to compare Viacom’s results with those of other companies and allow investors to review performance in the same way as our management. Since these are not measures of performance calculated in accordance with accounting principles generally accepted in the United States of America, they should not be considered in isolation of, or as a substitute for, operating income, net earnings attributable to Viacom and diluted EPS as indicators of operating performance, and they may not be comparable to similarly titled measures employed by other companies.

(in millions, except per share amounts)
	Quarter Ended December 31, 2015
	Operating Income	Pre-tax Earnings	Net Earnings Attributable to Viacom	Diluted EPS
Reported results	$839	$717	$449	$1.13
Factors Affecting Comparability:
Discrete tax expense (1)	—	—	21	0.05
Adjusted results	$839	$717	$470	$1.18

	Quarter Ended December 31, 2014
	Operating Income	Pre-tax Earnings	Net Earnings Attributable to Viacom	Diluted EPS
Reported results	$935	$790	$500	$1.20
Factors Affecting Comparability:
Loss on pension settlement (2)	24	24	15	0.04
Discrete tax expense (1)	—	—	23	0.05
Adjusted results	$959	$814	$538	$1.29

(1) The net discrete tax expense is principally related to a reduction in qualified production activity tax benefits as a result of retroactively reenacted legislation.
(2) The pre-tax non-cash charge of $24 million was driven by the settlement of pension benefits of certain participants of our funded pension plan.